EXHIBIT 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

ASSET PURCHASE AND SALE
AGREEMENT

by and between

THERIVA BIOLOGICS, INC.

as Seller

and

BIOSSIL LABS INC.

as Buyer

SYN-004 (ribaxamase) and related Purchased Assets

Dated as of October 30, 2026

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of October 30, 2026 (the “Effective Date”) is by and between Theriva Biologics, Inc., a Nevada corporation (“Seller”), and Biossil Labs Inc., a corporation organized under the laws of Canada (“Buyer”). Seller and Buyer are each a “Party” and together the “Parties.” Capitalized terms are defined in Section 6.1 or where first used.

RECITALS

Seller owns or controls assets relating to the oral β-lactamase product known as SYN-004 (ribaxamase) and its improvements and modifications, the reformulation known as including SYN-007 (collectively, “Ribaxamase”). Seller wishes to sell, and Buyer wishes to purchase, the Purchased Assets and assume only the Assumed Liabilities. The Parties intend an outright sale, with no retained Seller ownership, license-back, reversion or control rights except as expressly stated in this Agreement.

In consideration of the mutual promises below, the Parties agree as follows:

ARTICLE I. TRANSFER OF PROPERTIES AND ASSETS OF SELLER

1.1 Sale and Transfer of Properties and Assets

Subject to the terms and conditions set forth herein, at the Closing, Seller hereby sells, assigns, and transfers to Buyer and Buyer hereby purchases from Seller, free and clear of all Liens other than Existing Third-Party Rights, all right, title and interest in and to the following assets owned by Seller at Closing (the “Purchased Assets,” also called the “Transferred Assets”):

(a)	Intellectual property. All Purchased IP, including the Transferred Patents, identified on Schedule 1.1(a), inventions claimed or disclosed in them, and related priority, prosecution, maintenance, enforcement and recovery rights.

(b)	Contracts. All rights and benefits under the Contracts expressly identified as assumed on Schedule 1.1(b) (the “Assumed Contracts”), but excluding all contract rights under any Assumed Contracts requiring a consent that is not obtained on or before Closing (“Non-Assigned Contracts”); provided, that once such consent is obtained, the contract rights under any such Non-Assigned Contract shall be deemed, automatically and without further action by the Parties, to be included in the Purchased Assets as of the date such consent is delivered to Buyer.

(c)	Regulatory Filings and Approvals. All Regulatory Filings and Approvals identified on Schedule 1.1(c), to the extent transferable under Applicable Law.

(d)	Inventory and materials, if any. All existing inventory of drug substance, intermediates, drug product, work in process, active pharmaceutical ingredients, biological and chemical materials, reference standards, controls, retained samples, cell banks, seed stocks and other materials, wherever held that are set forth on Schedule 1.1(d) (the “Purchased Inventory”).

(e)	Books, records and data. All books, records, files and data in any medium, including preclinical, clinical, safety, efficacy, toxicology, pharmacology, pharmacokinetic, bioanalytical and CMC data; databases, source records, protocols, statistical programs and study reports; investigator brochures and trial master files; laboratory notebooks; manufacturing, testing, quality and stability records; regulatory correspondence; regulatory meeting materials, safety and annual reports and related records in any jurisdiction, patent prosecution files and inventor assignments; and related business and technical information that are either (i) included in the Regulatory Filings and Approvals listed on Schedule 1.1(c), or (ii) in the Data Room at Closing or will be added to the Data Room by Seller within the sixty (60) day period following Closing in accordance with Section 4.5(d) hereof (the “Assigned Books and Records”).

(f)	Claims. All claims and rights to sue and recover for past, present and future infringement, misappropriation or other violation of Purchased IP or other Purchased Assets, and other claims, judgments and rights of recovery exclusively relating to the Purchased Assets, except those exclusively relating to an Excluded Asset or Excluded Liability; provided, however, that notwithstanding anything else herein to the contrary, Seller shall retain the right to make claims against any Third Party (including under Assumed Contracts) in respect of claims made by a Third Party against a Seller Indemnitee with respect to the ownership or operation of the Purchased Assets by Seller prior to the Closing Date.

(g)	SYN-006 Assets. The assets set forth on Schedule 1.1(g) exclusively related to the carbapenemase product known as SYN-006 (the “SYN-006 Assets”).

1.2 Excluded Assets

Buyer expressly understands and agrees that Buyer is not purchasing or acquiring, and Seller is not selling or assigning, any assets or properties of Seller other than the Purchased Assets (the “Excluded Assets”). Notwithstanding Section 1.1, Excluded Assets include the following assets and properties of Seller:

1.	all cash and cash equivalents, bank accounts, and securities of Seller;

2.	all Contracts that are not Assumed Contracts;

3.	all Intellectual Property other than the Purchased IP;

4.	all approvals, permits, licenses, certifications, registrations, and consents issued by any Governmental Authority that are not transferable pursuant to Applicable Law or that do not relate exclusively to the Exploitation of Ribaxamase or the SYN-006 Assets;

5.	the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account, or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under Applicable Law and is required by Applicable Law to retain;

6.	all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

7.	all employee benefit plan and trusts or other assets attributable thereto;

8.	all Tax assets (including duty and Tax refunds and Tax prepayments) of Seller;

9.	all domain names owned or controlled by Seller that do not relate exclusively to the Purchased Assets; and

10.	the rights which accrue or will accrue to Seller under the Transaction Documents.

1.3 Assumed Liabilities

At Closing, Buyer assumes and shall pay, perform, and discharge when due only the following Liabilities (the “Assumed Liabilities”):

(a)	All Liabilities accruing or arising after Closing from Buyer’s or its successors’ ownership, use, operation, or Exploitation of the Purchased Assets, including post-Closing CMC and other development costs and delivery and storage costs or any post-Closing omission of Buyer with respect to the Purchased Assets; and

(b)	Obligations and Liabilities under or relating to the Assumed Contracts to the extent they arise after the Closing Date or are required to be performed after the Closing Date, excluding any obligations or Liabilities to the extent resulting from a pre-Closing breach or default by Seller under such Assumed Contracts.

1.4 Excluded Liabilities

Seller shall retain and discharge all Liabilities of Seller other than the Assumed Liabilities (the “Excluded Liabilities”), including:

(a)	Liabilities from Seller’s ownership, use, or Exploitation of the Purchased Assets before Closing, regardless of when asserted, invoiced, discovered or payable.

(b)	Liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation, and performance of this Agreement, the other Transaction Documents, including fees and expenses of counsel, accountants, consultants, advisers, and others.

(c)	Liabilities relating to Excluded Assets, including any unassumed Contracts.

(d)	Liabilities under the Assumed Contracts that relate to the period prior to Closing or that are due to any breach or default by Seller under such Assumed Contracts.

(e)	Seller’s Taxes attributable to the Purchased Assets for the taxable period (or portion thereof) ending on or prior to the Closing, which shall not include Transfer Taxes under Section 1.6.

(f)	Any Seller indebtedness.

1.5 Purchase Price

In consideration for the Purchased Assets, Buyer shall assume the Assumed Liabilities and pay the amounts expressly stated in this Section 1.5 (collectively, the “Purchase Price”).

(a)	Upfront Payment. At Closing, Buyer shall pay Seller Three Hundred and Fifty Thousand (US$350,000) in immediately available funds (the “Upfront Payment”), without escrow or holdback, which is non-refundable and non-creditable against other amounts to be paid under this Agreement.

(b)	Regulatory Milestones. Following Closing, Buyer shall pay an amount not to exceed Three Million Dollars ($3,000,000.00) in the aggregate if certain milestone events are achieved by Buyer or any other Selling Party (each a “Regulatory Milestone Event” and the corresponding payment a “Regulatory Milestone Payment”). Each payment is payable once only, regardless of the number of Products, indications, formulations, applicants, approvals or Selling Parties.

Regulatory Milestone Event	Payment (US$)
First FDA Regulatory Approval of any Product for any indication	[***]
First EMA Regulatory Approval of any Product for any indication	[***]

For this purpose, “EMA Regulatory Approval” means the first marketing authorization granted by the European Commission through the centralized procedure following EMA review; an EMA or committee recommendation alone does not constitute that approval. Conditional or accelerated approval that authorizes commercial marketing constitutes Regulatory Approval. Clinical trial authorization, an IND becoming effective, a designation, a filing acceptance, compassionate-use permission or an emergency authorization that is not a marketing approval does not constitute Regulatory Approval.

(c)	Sales Milestones. Following Closing, Buyer shall pay each corresponding amount below upon the first achievement by the Selling Parties, collectively, of the specified level of cumulative worldwide Net Sales of all Products after Closing (each a “Sales Milestone Event” and corresponding payment a “Sales Milestone Payment”). Cumulative worldwide Net Sales shall be measured across Calendar Years without an annual reset and without double counting. Each Sales Milestone Payment is payable once only across all Products and Selling Parties.

Sales Milestone Event	Payment (US$)
First achievement of [***] in cumulative worldwide Net Sales	[***]
First achievement of [***] in cumulative worldwide Net Sales	[***]
First achievement of [***] in cumulative worldwide Net Sales	[***]
First achievement of [***] in cumulative worldwide Net Sales	[***]
First achievement of [***] in cumulative worldwide Net Sales	[***]

If more than one previously unpaid Sales Milestone Event is first achieved in the same Calendar Quarter, each corresponding payment shall be due. There is no deemed achievement, acceleration or multiplication of a Milestone Payment by reason of any financing, license, asset transfer, merger or change of control.

(d)	Milestone notices and payments. Buyer shall notify Seller within ten (10) Business Days after Buyer receives notice of a Regulatory Milestone Event and pay the corresponding Regulatory Milestone Payment within twenty (20) Business Days after receipt of such notice. Buyer shall provide to Seller, within thirty (30) days after the end of each Calendar Quarter, a report (the “Sales Milestone Report”) showing: (a) the Net Sales of the Products by country, including for sales made by any Selling Parties; (b) the basis for any deductions from gross invoiced or billed sales to determine Net Sales; and (c) the exchange rates used in calculating any of the foregoing. Buyer shall pay any applicable Sales Milestone Payment to Seller along with the Sales Milestone Report. Regulatory Milestone Payments and Sales Milestone Payments are collectively “Milestone Payments,” and the corresponding events are “Milestone Events.” Each Milestone Payment is non-refundable and non-creditable against another payment, except in the case of duplicate or erroneous payment or a permitted offset under Section 5.5.

(e)	Running royalty; cap. Buyer shall pay Seller a running royalty equal to [***] of worldwide Net Sales of all Products by the Selling Parties after Closing (the “Royalty”). Within forty-five (45) days following the end of each Calendar Quarter, Buyer shall provide to Seller a report (“Royalty Report”) showing with respect to such Calendar Quarter on a country-by-country basis the calculation of Net Sales for all Products and the calculation of the Royalty amount due to Seller. The Royalty amount due to Seller shall be paid by Buyer to Seller within forty-five (45) days following the end of each Calendar Quarter along with the Royalty Report. Royalty payments shall be paid by Buyer under this Section 1.5(e) until the aggregate Royalty payments paid to Seller under this Section 1.5(e) equal Two Hundred Fifty Million United States Dollars (US$250,000,000) (the “Royalty Cap”). The final payment shall be reduced to the amount necessary to reach, and not exceed, the Royalty Cap. Only amounts paid or deemed paid in satisfaction of Royalties under this Section 1.5(e), including required Tax withholding and final offsets properly applied to those Royalties, count toward the Royalty Cap; the Upfront Payment, Milestone Payments, License Consideration Payments, interest and amounts payable to Third Parties under separate agreements do not. Royalties paid directly to Seller by another Selling Party in discharge of Buyer’s Royalty obligation count toward the Royalty Cap. Once the Royalty Cap is reached, no further Royalty will accrue, but unpaid Milestone Payments and License Consideration Payments remain payable in accordance with their terms. There is no patent-expiry, regulatory-exclusivity or fixed-duration sunset or automatic royalty-stacking reduction under this Agreement.

(f)	License consideration participation. Buyer shall pay Seller [***] of License Consideration actually received by Buyer or any Selling Party after Closing (each a “License Consideration Payment”). “License Consideration” means any consideration actually received by Buyer or any Selling Party, including cash, securities, property, debt forgiveness and other economic benefits, in consideration for the grant of a license of any Purchased Asset (other than royalties on Net Sales of Products and sales or regulatory milestone payments payable in connection with any milestone events hereunder), including without limitation: (a) any upfront or license signing fee; (b) any license maintenance fee; (c) any milestone payments, except to the extent payable in connection with any milestone events hereunder; (d) the portion of any minimum royalty received by Buyer or any Selling Party in excess of licensee royalties received; (e) if a licensee issues equity or debt securities to Buyer or a Selling Party in connection with a license grant, the fair market value of such securities issued to Buyer or the Selling Party (such fair market value to be determined by agreement of Buyer and Seller or by an independent appraiser mutually agreeable to both Buyer and Seller), net of any cash consideration paid by Buyer or the Selling Party for such securities; and (f) if Buyer or a Selling Party sells equity or debt securities to a licensee in connection with a license grant, any consideration received by Buyer or the Selling Party for such securities to the extent such consideration exceeds the fair market value of such securities (such fair market value to be determined by agreement of Buyer and Seller or by an independent appraiser selected by Buyer and reasonably acceptable to Seller). A payment is not excluded merely because it is described as an option, access, technology-transfer, maintenance or similar fee if it is in substance consideration for such a license. Conversely, bona fide amounts paid under separately identified arm’s-length arrangements for research or development services, supply of goods, reimbursement of documented costs, or purchase of securities at fair market value are excluded only to the extent they are not consideration for the grant of licensed rights; any premium or disguised license fee is included. Where an agreement includes both licensed Purchased Assets and other assets, Buyer shall allocate consideration reasonably and in good faith according to their relative fair values, document the allocation, and provide such documentation to Seller. No consideration or sale is counted twice, including by treating the same amount as both License Consideration and Net Sales.

For non-cash License Consideration, Buyer may elect to deliver Seller’s pro rata share in the form received, subject to Applicable Law and the applicable instrument’s transfer restrictions, or pay its reasonably determined fair market value at receipt. If lawful transfer is temporarily prohibited and Buyer elects in-kind participation, Buyer shall identify and hold Seller’s proportionate economic entitlement pending lawful transfer and shall remit Seller’s proportionate share of any dividends, distributions or monetization proceeds as received, without a forced sale or accelerated cash payment; Buyer shall not create or extend a transfer restriction primarily to defer Seller’s entitlement. Seller shall execute customary transfer documentation no more onerous, proportionately, than the documentation applicable to Buyer, without assuming unrelated Buyer obligations. Any dispute concerning allocation or value is resolved under Section 6.3; undisputed amounts remain payable.

License Consideration Payments are additional to the other Purchase Price components and are not subject to the Royalty Cap. Buyer shall provide written notice to Seller within thirty (30) days of Buyer’s or a Selling Party’s receipt of any License Consideration, setting forth in reasonable detail the calculation of the corresponding License Consideration Payment. Together with such notice, Buyer shall provide copies of any and all reports and calculations received by Buyer or the applicable Selling Party from the applicable licensee(s) with respect to the calculation or documentation of such payment amount. Buyer will pay to Seller the corresponding License Consideration Payment at the time of providing such notice. A payment expressly contingent on a future event is included only when actually received; no projected or maximum transaction value is deemed received. Consideration received by an Affiliate or successor on behalf of Buyer, or by a permitted assignee or transferee in connection with licensing the Purchased Assets, shall be treated as received for this purpose. Internal transfers among Buyer and its Affiliates are not counted again.

(g)	Downstream achievement; no duplicate payment. Milestones and Royalties apply whether the triggering activity or sale is achieved directly or indirectly by Buyer, an Affiliate, assignee, transferee, licensee, sublicensee or commercialization partner. Buyer shall procure reporting and compliance undertakings necessary to give effect to this Section 1.5. A transfer does not restart a threshold or the Royalty Cap, create a second payment for the same event or sale, or relieve Buyer of its obligations. Any amounts owed by Buyer to Seller under this Section 1.5 may be paid by Buyer or by any Selling Party on behalf of Buyer. A sale or change of control, as such, does not trigger a separate transaction fee or share of sale proceeds; this does not exclude actual License Consideration embedded in such a transaction. For the avoidance of doubt, all Regulatory Milestone Events, Sales Milestone Events, Sales Milestone Payments and the Royalty Cap apply on an aggregate basis across all Products and Selling Parties and not separately on a Product-by-Product basis. No amount, transaction, receipt, sale or other economic consideration shall be counted more than once in calculating any payment under this Section 1.5, including as both Net Sales and License Consideration, or as License Consideration received by more than one Selling Party. The Royalty Cap is a single aggregate cap applicable to Royalties on Net Sales of all Products collectively and shall not apply separately to any individual Product.

(h)	Currency; payment mechanics. All amounts and calculations are in United States Dollars. Any sales incurred in a currency other than US Dollars shall be converted to the US Dollar equivalent using the standard exchange rate set forth in the Wall Street Journal for the last day of the Calendar Quarter in which the sale occurred or as otherwise agreed by the Parties in writing. Payments shall be made by wire transfer to a bank account designated by Seller in writing at or before Closing for the Upfront Payment and at least five (5) Business Days before any later payment, subject to independent verification of any changed instructions. Except for a good-faith dispute handled under this Agreement, an overdue amount shall bear simple interest from its due date at the lesser of the U.S. prime rate published in The Wall Street Journal plus two percent (2%) per annum and the maximum rate permitted by Applicable Law. No interest accrues on an amount properly reserved or deposited under Section 5.5, unless ultimately determined to have been withheld in bad faith.

1.6 Tax Matters

(a)	Withholding. Buyer may withhold amounts required by Applicable Law with respect to any payments due to Seller hereunder. Buyer shall provide Seller with written notice of its intent to withhold at least ten (10) Business Days prior to the date such payment is due with a written explanation substantiating the requirement to deduct or withhold, and the estimated amount thereof. The Parties shall use commercially reasonable efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by Applicable Law, including by providing the opportunity to provide any applicable exemption or treaty-relief documents. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Seller shall provide any Tax forms reasonably requested by Buyer that are necessary to establish any applicable exemption from, or reduction of, withholding.

(b)	Transfer Taxes and allocation by period. Transfer Taxes on transfers within the United States shall be shared equally. Buyer bears incremental Transfer Taxes caused solely by delivery or transfer to another jurisdiction at its request. Seller bears its income and gains Taxes and Taxes on its internal restructuring or transfers. Each Party shall make its legally required filings, and both shall reasonably cooperate to obtain lawful exemptions. Periodic Taxes straddling Closing are allocated by days of ownership; transaction-based Taxes are allocated to the relevant transaction.

(c)	Purchase price allocation. Within one hundred twenty (120) days after Closing, Buyer shall propose a lawful Tax allocation of the Purchase Price and other relevant amounts. Seller shall provide any reasoned objection within thirty (30) days. The Parties shall seek agreement in good faith, confirm any agreed allocation and adjustments in writing, and file all Tax Returns (including amended returns and claims for refund) and information reports consistently with them unless Applicable Law requires otherwise. Each Party shall provide the other Party with any information reasonably necessary to complete its Tax reporting obligations. Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with the Tax allocation agreed pursuant to this Section 1.6(c).

1.7 Closing; Effective Date

The consummation of the purchase and sale of the Purchased Assets in accordance with this Agreement and the other transactions provided for herein (the “Closing”) shall take place on the Effective Date concurrently with the execution of this Agreement remotely via the electronic exchange of documents and signatures between the Parties and shall be deemed effective at 11:59 P.M. Eastern Daylight Time on the Business Day upon which this Agreement is fully executed by the Parties (the “Closing Date”). All events which shall occur at the Closing shall be deemed to occur simultaneously.

1.8 Closing Deliveries by Buyer. At or prior to Closing, Buyer shall deliver, or cause to be delivered, the following to Seller:

(a)	The Upfront Payment by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer prior to the Closing Date;

(b)	A Bill of Sale and Assignment and Assumption Agreement, in the form attached hereto as Exhibit A, executed by Buyer (the “Bill of Sale and Assignment and Assumption”);

(c)	A form of Patent Assignment Agreement, in the form attached hereto as Exhibit B, executed by Buyer (the “Patent Assignment Agreement”);

(d)	A form of IND transfer of ownership/acceptance letter and FDA Form 1571 which shall be submitted for each IND as the case may be, effective as of the Closing Date, in the name of Buyer. The Parties shall reasonably cooperate to effect each such transfer, including by making, executing and submitting any minor or non-substantive amendments to such forms, or any successor or equivalent forms, as may be reasonably necessary or required by FDA to effect such transfer; and

(e)	Such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to Seller, as Seller reasonably requests and are reasonably necessary to give effect to this Agreement.

1.9 Closing Deliveries by Seller. At or prior to Closing, Seller shall deliver, or cause to be delivered, the following to Buyer:

(a)	The Bill of Sale and Assignment and Assumption, executed by Seller;

(b)	The Patent Assignment Agreement, executed by Seller;

(c)	A form of IND transfer of ownership/divestiture letter which shall be submitted for each IND, effective on the Closing Date, in favor of Buyer. The Parties shall reasonably cooperate to effect each such transfer, including by making, executing and submitting any minor or non-substantive amendments to such forms, or any successor or equivalent forms, as may be reasonably necessary or required by FDA to effect such transfer;

(d)	Physical possession of all tangible Purchased Assets, which shall be made available by Seller at Seller’s facility for pick-up by Buyer at Buyer’s cost; provided that any Purchased Assets not picked-up by Buyer at Seller’s facility shall be shipped or otherwise transferred by Seller to Buyer at Buyer’s cost within thirty (30) days of the Closing or by such date(s) as are otherwise mutually agreed in writing by Buyer and Seller. Notwithstanding the foregoing, (i) other than the Regulatory Filings and Approvals included on Schedule 1.1(c), all assigned Books and Records and other Purchased Assets that are in electronic form shall be made available by Seller for download by Buyer, and (ii) Buyer will make arrangements to take possession of any Purchased Inventory retained by a vendor at a vendor location, which Purchased Inventory shall not be delivered by Seller to Buyer at Closing.

(e)	Such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to Buyers, as Buyers reasonably request and are reasonably necessary to give effect to this Agreement.

1.10 Retained copies. Seller may retain copies of Assigned Books and Records only as reasonably needed for Tax, accounting, regulatory, compliance or litigation purposes, or to discharge Excluded Liabilities and its obligations hereunder. Copies remain subject to Section 4.2 and may not be used for research, development, commercialization or licensing. No license-back is created, and identifiable participant data may be retained only as permitted by Applicable Law.

1.11 Transition Assistance

For one hundred twenty (120) days after Closing (the “Transition Period”), Seller shall, on reasonable notice during normal business hours, make relevant personnel available for up to thirty (30) hours in total without charge to assist the transfer of Know-How, CMC information and historical clinical, regulatory, manufacturing and patent matters. Seller shall use reasonable efforts to facilitate introductions to relevant former personnel, inventors, patent counsel and contractors. Buyer shall reimburse Seller for any Third Party expenses incurred by Seller in providing such transition assistance, provided such expenses are approved in advance in writing. These time and hour limits do not limit Seller’s express obligations set forth in other provisions in this Agreement.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Disclosure Schedules attached hereto (the “Disclosure Schedules”), Seller hereby represents and warrants to Buyer as of the Closing Date as follows:

2.1 Organization and Authority

Seller is duly organized, validly existing and in good standing under the laws of the State of Nevada and has the power and authority to operate the Purchased Assets, enter into this Agreement and any other Transaction Document to which it is a party, and perform its obligations hereunder and thereunder.

2.2 Authorization; Consents; Enforceability

(a)	The execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a Party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transaction contemplated by this Agreement have been authorized by all requisite corporate action on the part of Seller. Each Transaction Document, when signed by Seller, is Seller’s valid and binding obligation, enforceable according to its terms, subject to applicable insolvency laws and equitable principles.

(b)	Section 2.2 of the Seller Disclosure Schedule identifies all material consents, notices, and filings with any Governmental Authority or Third Party that are required in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder, or the consummation by Seller of the transactions contemplated by this Agreement (“Third Party Consents”), distinguishing those already completed from those to be completed after Closing. Except as disclosed, none is required.

2.3 Title; Completeness of Assets

(a)	Seller has good title to each owned Purchased Asset and valid rights under each Assumed Contract. The Purchased Assets are transferred hereunder free of Liens other than Existing Third-Party Rights. Except as set forth on Schedule 1.1(a), no Third Party has any ownership claim in, option to purchase, right of first refusal to purchase, security interest in, or right to require a license to, transfer of title to, or reversion of title to any Purchased Asset.

(b)	The Purchased Assets include all assets owned by Seller within the scope of Section 1.1, including all Transferred Patents. No future clinical success or freedom to practice unrelated, independently developed future technology is warranted.

2.4 Non-Contravention

Except for the Third Party Consents, execution and delivery of this Agreement and the other Transaction Documents by Seller do not, and the performance by Seller of its obligations hereunder and thereunder will not violate Seller’s organizational documents; materially violate Applicable Law or an order; materially breach an Assumed Contract or other arrangement binding a Purchased Asset; trigger acceleration, termination, additional payments or loss of material rights under such an arrangement; or create a Lien other than an Existing Third-Party Right.

2.5 Contracts and Commitments

(a)	Section 2.5(a) of the Seller Disclosure Schedule identifies all Contracts in effect to which Seller is a Party that relate exclusively to the Exploitation of Ribaxamase, including licenses, research, clinical, manufacturing, quality and funding agreements. Buyer has been given complete copies, including amendments, active work orders and material side arrangements, and written summaries of material oral commitments that are legally binding on Seller and relate exclusively to Ribaxamase.

(b)	Each Assumed Contract is valid and binding on Seller and, to Seller’s Knowledge, the counterparty, subject to applicable insolvency laws and equitable principles. Seller is not in material default under any Assumed Contract and, to Seller’s Knowledge, neither is the counterparty. To Seller’s Knowledge, no event has occurred that would, with notice or passage of time, cause a material default, acceleration, termination or loss of material rights under any Assumed Contract. Section 2.5(b) of the Seller Disclosure Schedules identifies any written notices received by Seller of termination, material dispute, refusal to perform, or demands for material additional payment under any Assumed Contract.

2.6 Intellectual Property

(a)	Patent register. Schedule 1.1(a) shall contain, for each Transferred Patent: the title, legal owner, recorded owner (if different), filing date, expiration date, jurisdiction, application and patent numbers, priority and filing dates, family, prosecution counsel, and known registration, maintenance, or renewal fees due within one hundred twenty (120) days after Closing. Schedule 1.1(a) shall also identify any other registered Purchased IP and any agreements to which Seller is bound that contain material licenses, options, or restrictions affecting it.

(b)	All Patents. Except with respect to the patent that is identified on Schedule 1.1(a) as being jointly owned by Memorial Sloan Kettering Cancer Center, the Transferred Patents are all patents owned by Seller or its Affiliates as of Closing that exclusively relate to, claim or cover Ribaxamase or its Exploitation, or are otherwise reasonably necessary or useful for the Exploitation of Ribaxamase.

(c)	Status and disputes. Except for the statuses specifically disclosed on Schedule 1.1(a), to Seller’s Knowledge the issued Transferred Patents are subsisting, valid, and enforceable. Seller has not received any written notice of a claim challenging the ownership, inventorship, validity, enforceability or use of the Purchased IP, except as disclosed in Section 2.6(c) of Seller Disclosure Schedule.

(d)	Ownership and confidentiality. Except with respect to the patent that is identified on Schedule 1.1(a) as being jointly owned by Memorial Sloan Kettering Cancer Center, all Transferred Patents were created solely by either (i) employees of Seller acting within the scope of their employment who have assigned all of their rights, including Intellectual Property rights therein, to Seller, or (ii) other Persons who have assigned all of their rights therein, including Intellectual Property rights, to Seller. No such employee or other Person has an undisclosed retained ownership, payment, or consent right with respect to the Transferred Patents materially impairing those interests. Seller has used commercially reasonable measures to protect confidential Know-How and trade secrets included in the Purchased IP.

(e)	Infringement and restrictions. To Seller’s Knowledge, (i) Seller’s use and operation of the Purchased Assets as presently used and operated does not infringe or misappropriate any valid Third-Party Intellectual Property Rights, and (ii) no Third Party is engaging in activity that materially infringes the Purchased IP. Section 2.6(e) of the Seller Disclosure Schedule sets forth any unresolved written allegations received by Seller of that Seller’s use and operation of the Purchased Assets infringe any valid Third-Party Intellectual Property Rights. Except as set forth on Section 2.6(e) of the Seller Disclosure Schedule, none of the Purchased IP is subject to any order or any contract (other than any Assumed Contract) to which Seller is a party restricting the enforcement, use, assignment, transfer, or licensing of such Purchased IP by Seller or requiring any payment by Seller to a Third Party in connection any enforcement, use, assignment, transfer, or licensing of such Purchased IP. Upon the Closing, good and marketable title to the Purchased IP will pass to Buyer, free and clear of any Encumbrances, except with respect to the patent that is identified on Schedule 1.1(a) as being jointly owned by Memorial Sloan Kettering Cancer Center.

(f)	Prosecution and costs. Seller has not knowingly acted or failed to act in a way that would invalidate a Transferred Patent, and, to Seller’s Knowledge, material inventorship, disclosure and prosecution requirements have been met with respect to the Transferred Patents. All registration, maintenance, and renewal fees due and owing in connection with the Transferred Patents have been paid as of Closing. No lapse or abandonment of the Transferred Patents has occurred except as disclosed in Section 2.6(e) of Seller Disclosure Schedule.

2.7 Regulatory; Clinical; Manufacturing

(a)	Schedule 1.1(c) identifies material Regulatory Filings and Approvals that relate exclusively to the Exploitation of Ribaxamase and are owned by Seller as of Closing. Submissions made by Seller to any Governmental Authority with respect to such Regulatory Filings and Approvals were accurate and complete in all material respects when filed, or have been corrected. Complete copies of each Regulatory Filing and Approval are included in the Purchased Assets. Listing an application does not represent it as approved.

(b)	Seller’s operation and use of the Purchased Assets complies and has complied in all material respects with Applicable Law and any Regulatory Filings and Approvals. Except as disclosed on Section 2.7 of the Seller Disclosure Schedule, Seller has not received any of the following directly related to Seller’s operation or use of the Purchased Assets: (a) any unresolved FDA Form 483 observations, untitled letters or warning letters, or (b) any written notice from any Governmental Authority (i) requiring the termination or suspension of any Exploitation of Ribaxamase, (ii) alleging any material violation of Applicable Law, or (iii) alleging any material deficiencies with respect to any Seller Regulatory Filing or Approval.

(c)	Material adverse events and safety information with respect to Ribaxamase have been reported to the relevant Governmental Authority as required by Applicable Law. Neither Seller, nor to Seller’s Knowledge any Person acting on Seller’s behalf in connection with the use or operation of the Purchased Assets, has been suspended or debarred or convicted of any crime that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a, or (ii) exclusion under 42 U.S.C. Section 1320a-7, and, to the Knowledge of Seller, no such action or proceeding is currently contemplated, proposed or pending.

(d)	Section 2.7 of the Seller Disclosure Schedule identifies each ongoing or incompletely closed clinical study being conducted with respect to Ribaxamase, the legal sponsor of each such study, and a summary of outstanding supply, safety, close-out, participant and funding commitments of Seller with respect thereto.

2.8 Existing Materials; CMC

Section 2.8 of Seller Disclosure Schedule sets forth a report of all units of Purchased Inventory, if any, indicating category type, quantity, lot number (if applicable), location, and expiry or retest date. Materials included in the Purchased Inventory that are indicated on Section 2.8 of the Seller Disclosure Schedule as GMP materials have been manufactured, tested, stored and handled in material compliance with applicable GMP requirements. Available batch, analytical, release, stability, manufacturing and custody records in Seller’s possession as of Closing shall be included in the Purchased Assets. Schedule 1.1(d) may remain blank, and Seller makes no representation that drug substance, drug product or other materials exist or that any minimum quantity will be supplied. Investigational or expired materials are not warranted suitable for commercial use merely because they are transferred.

2.9 Litigation

Except as specifically disclosed, no Action is pending or, to Seller’s Knowledge, threatened in writing affecting the Purchased Assets, Products, Assumed Liabilities or this transaction. No outstanding order or settlement materially restricts the Purchased Assets or Buyer’s ownership thereof other than an Existing Third-Party Right.

2.10 Compliance with Law; Data Protection

Seller’s operation of the Purchased Assets, including collection, use, storage, disclosure and protection of personal data in connection therewith, have materially complied with Applicable Law, study participant consents, and privacy obligations in contracts to which Seller is a party. Set forth on Section 2.10 of the Seller Disclosure Schedule are any material security incidents that have occurred involving the Purchased Assets. Subject to disclosed consents and safeguards to be completed under Section 4.8, Seller has the lawful right to transfer the relevant data and rights to Buyer.

2.11 Taxes

No Purchased Asset is a United States real property interest for U.S. federal income tax purposes. All federal, state, local, and foreign income, ad valorem, excise, sales, use, payroll, unemployment, and other taxes and assessments (collectively, “Taxes”) that are due and payable by Seller have been fully paid and discharged. There are no unpaid Taxes that are or, to Seller’s Knowledge, could become a Lien on the Purchased Assets that require payment by Seller, except for Taxes not yet due and payable.

2.12 Brokers; Undisclosed Obligations

No broker, finder, or financial advisor acting as a broker or finder is entitled to a fee from Buyer or a Lien on Purchased Assets because of an arrangement by Seller. Seller has not intentionally omitted a material fact needed to make information expressly warranted in this Article II not materially misleading in context; this does not warrant projections or future results.

2.13 SYN-006 Assets

Notwithstanding anything to the contrary herein, except for the Fundamental Representations (as defined herein), Buyer acknowledges and agrees that Seller makes no representations or warranties express, implied, or statutory with respect to the SYN-006 Assets. Buyer will accept the SYN-006 Assets at the Closing “AS IS,” “WHERE IS” and “WITH ALL FAULTS.”

2.14 No Other Representations or Warranties

Except for the representations and warranties contained in this Article II, Seller has not made and expressly disclaims any other express or implied or statutory representations or warranties, either written or oral, including any representation or warranty as to the accuracy or completeness of the information regarding the Seller furnished or made available to Buyer or its representatives.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of Closing as follows:

3.1 Organization and Authority

Buyer is duly organized and validly existing under the laws of Canada, in good standing under the laws of Canada, and has the power and authority to enter into this Agreement and the Transaction Documents, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

3.2 Authorization and Consents

The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement and the other Transaction Documents have been duly executed and delivered by Buyer and constitute legal, valid, and binding obligations of Buyer, enforceable against Buyer according to their terms, subject to applicable insolvency laws and equitable principles. No consents, notices, or filings from or to any Governmental Authority are required in connection with the execution and delivery of this Agreement by Buyer or the performance of its obligations hereunder, or the consummation of the transactions contemplated by this Agreement.

3.3 Non-Contravention

The execution and delivery of this Agreement and the other Transaction Documents by Buyer do not, and the performance by Buyer of its obligations hereunder and thereunder will not violate Buyer’s organizational documents; materially violate Applicable Law or an order; or materially breach any Contract to which Buyer is a party.

3.4 Litigation

No Action is pending or, to Buyer’s Knowledge, threatened in writing that would prevent or materially impair its execution and performance of this Agreement.

3.5 Closing Funds

Buyer has sufficient immediately available funds to make the Upfront Payment at Closing. Payment under Section 1.9 satisfies this funding requirement; no separate proof-of-funds certificate or disclosure of unrelated financial information is required.

3.6 Scope of Undertakings

Buyer’s obligations are only those expressly stated here. Buyer does not guarantee a contingent payment, clinical, regulatory or commercial success, or a minimum cash balance. No Buyer shareholder or Affiliate provides a guarantee. Buyer remains responsible for its express payment and performance obligations when they arise.

3.7 Broker

Buyer has not employed any broker, finder, or consultant acting as a broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon consummation thereof.

ARTICLE IV. COVENANTS

4.1 Records and Limited Cooperation

From time to time, at Buyer’s request, Seller shall provide Buyer with reasonable access during normal business hours to books, records, files, and correspondence, in each case whether in hard copy or computer format, related to the Exploitation of Ribaxamase to the extent not included in the Purchased Assets and solely to the extent such items are reasonably necessary in connection with any inquiry from a Governmental Authority or to submit any regulatory approval application in connection with a Product and subject in all cases to Seller’s obligations of confidentiality, privilege, and data protection. Buyer shall reimburse Seller for its reasonable and documented out-of-pocket expenses incurred in connection with such access. Neither Party shall destroy material records related to the Exploitation of Ribaxamase before the end of applicable retention periods therefor pursuant to Applicable Law. Each Party shall make such information available to the other Party upon reasonable request in connection such Party’s defense of a third party claim or response to an inquiry from a Governmental Authority. This Section gives Seller no general inspection right over Buyer’s premises, personnel, systems, development activities or financial records and may not be used to obtain a payment audit outside Section 4.3(b).

4.2 Confidentiality; Non-Use; Publicity

(a)	Each Party shall reasonably protect the other’s Confidential Information and use or disclose it only to exercise its rights or perform or enforce its obligations under this Agreement. Disclosure is permitted to Affiliates, Representatives and actual or prospective financing sources, investors, acquirors, licensees and partners with a need to know who are bound by comparable confidentiality and non-use obligations or professional duties. The receiving Party is responsible for the unauthorized use or disclosure of the disclosing Party’s Confidential Information by the receiving Party and any of its Affiliates, Representatives and actual or prospective financing sources, investors, acquirors, licensees and partners who received access to such Confidential Information through the receiving Party.

(b)	A receiving Party may disclose Confidential Information of the disclosing Party in the event that such disclosure is required by Applicable Law, court order, interrogatory, subpoena, civil investigative demand or similar process, provided that, unless prohibited by Applicable Law, the receiving Party shall give advance notice and reasonable assistance to the disclosing Party, at the disclosing Party’s cost, to allow the disclosing Party to seek a protective order. This shall not delay safety or regulatory reporting that is required by Applicable Law. Buyer may use and disclose Purchased Asset information as reasonably needed to Exploit Products and exercise its acquired rights, subject to Applicable Law and accepted Third Party restrictions.

(c)	At Closing, Confidential Information within the Purchased Assets becomes Buyer’s Confidential Information. Seller releases Buyer, its Affiliates and Representatives from Seller-imposed confidentiality and non-use restrictions on that information, without waiving independent Third Party rights. Seller may use retained copies of Buyer Confidential Information only as permitted hereunder.

(d)	Neither Party (including any Affiliates of such Party) shall make or distribute any public announcement, press release or other public document concerning the transactions contemplated by this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party may use the name of the other Party in any document filed with any Governmental Authority or as required by Applicable Law or to enforce its rights under this Agreement or any Transaction Documents. Previously authorized public information may be repeated without changing its context. Seller shall give Buyer a reasonable opportunity to review a legally required filing of this Agreement and consider requested redactions in good faith. Neither Party may imply endorsement or use the other’s marks except as permitted or legally required.

(e)	These duties continue until seven (7) years after all payment obligations under this Agreement end, and longer for trade secrets while they remain trade secrets and personal data as required by Applicable Law. Seller’s non-use duties for transferred non-public Know-How included in the Purchased Assets continue while it remains non-public, except for uses expressly permitted hereunder.

4.3 Payment Records; Audits; Development Updates

(a)	Records and reports. Buyer shall keep, and cause other Selling Parties to keep, true and complete books of accounts and other records in sufficient detail in accordance with GAAP in order to verify Net Sales, Royalties, Milestone Payments, and License Consideration. Records shall be retained for five (5) years after the relevant Calendar Year in which payment was made hereunder, or longer as required by Applicable Law or an unresolved notified dispute. Reports due under Section 1.5 shall show the relevant sales, deductions, countries, currency conversions, cumulative Net Sales, Royalty and Royalty Cap calculations, achieved milestones and License Consideration calculations. After the First Commercial Sale of a Product, Buyer shall provide a report within forty-five (45) days after every Calendar Quarter while sales-based payments may remain due, including a nil report where applicable. Before then, Buyer shall provide the event-specific notices and reports required by Section 1.5 and an annual confirmation of whether reportable License Consideration or a Milestone Event occurred. Recordkeeping and reporting do not create a right to audit before First Commercial Sale.

(b)	Financial audits only after sales begin. Seller may request and conduct a financial audit only after the First Commercial Sale of a Product has occurred, and not more than once in any twelve (12) month period. On at least twenty (20) calendar days’ notice, an independent certified public accountant reasonably acceptable to Buyer and not paid on a contingent basis may review books and records solely for the purpose of verifying the correctness of payments made during the periods ending no more than three (3) years before the date of the notice. At the discretion of the auditor, the audit may be through electronic access to relevant books and records or at the facility where such books and records are maintained, so long as the audit is without significant disruption to the operations of Buyer. No period may be audited twice, except for Fraud or if a material issue was concealed in the earlier audit or if a prior discrepancy existed from an audit previously conducted for such year. Neither Seller nor its certified public accountant shall be permitted access to unrelated financial, investor, personnel, pipeline or development information. The accountant shall sign confidentiality undertakings and report only payment accuracy, discrepancies and information needed to explain them.

The Parties shall discuss discrepancies identified by the accountant in good faith for thirty (30) days before using Section 6.3. Undisputed underpayments shall be paid, and overpayments refunded or credited at Buyer’s election, within thirty (30) days after determination. Seller shall bear its audit costs unless an agreed or finally determined underpayment exceeds the greater of five percent (5%) of the amount properly due for the audited period or US$25,000, in which case Buyer shall reimburse Seller for its reasonable audit costs.

(c)	Development updates. Upon Seller’s request by email, no more than once per Calendar Year while the diligence obligations under Section 4.4 continue, Buyer shall provide to Seller by email a brief, high-level summary of material Product development and regulatory activities since the previous update (or Closing, for the first update), in a form and level of detail reasonably determined by Buyer. Buyer is not required under this Section 4.3(c) to provide underlying data, budgets, forecasts or detailed plans, respond to follow-up inquiries, or participate in calls or meetings. Buyer may omit information that is unrelated to the development and commercialization of any Product or privileged information.

4.4 Development and Commercial Control

(a)	Subject to the terms and conditions of this Agreement, including the remainder of this Section 4.4., Buyer has sole control over Product development, registration, manufacture, commercialization and other Exploitation, including indications, trials, budgets, suppliers, partners, pricing and timing. Buyer shall use Commercially Reasonable Efforts to develop and seek Regulatory Approval for at least one Product.

(b)	Buyer may act through Affiliates, licensees and contractors and shall require appropriate diligence from a party undertaking substantial Product development or commercialization. Buyer need not develop every Product or indication, run a specified trial, meet an unagreed spending or revenue target, obtain approval everywhere or continue unsafe, unlawful, scientifically unsupported or commercially unreasonable activities. Reasonable scientific, technical, clinical, manufacturing and regulatory changes, delays or discontinuations are permitted consistently with Commercially Reasonable Efforts. Buyer shall not act to avoid payments otherwise due. Contingent consideration creates no fiduciary duty or obligation beyond this Agreement.

4.5 Further Assurances; Consents; Non-Assigned Contracts

(a)	Completion. For a period of twelve (12) months after Closing, each Party shall execute and deliver or cause to be executed and delivered to other Party such further instruments of transfer, assignment and conveyance and take such other action as the other Party may reasonably require to effect the transactions contemplated by this Agreement and any other Transaction Document in accordance with the terms and subject to the conditions of this Agreement and the other applicable Transaction Documents.

(b)	Outstanding consents. No transfer of an Assumed Contract is required in violation of Applicable Law or a Contract requiring consent for such transfer. Seller shall cooperate with Buyer in Buyer’s efforts to obtain consent to the assignment of such Non-Assigned Contract. If and when consent to assignment of such Non-Assigned Contract is obtained, such Non-Assigned Contract shall no longer be subject to the provisions of this Section 4.5(b). Until transfer is effective, Seller shall make available to Buyer all Seller’s rights and other benefits under and pursuant to such Non-Assigned Contract, on a subcontract or sublease basis or in some other appropriate manner to the fullest extent permitted by such Non-Assigned Contract and Applicable Law. Buyer shall be considered Seller’s agent for purposes of (a) collecting all amounts that may be due from the other party or parties to such Non-Assigned Contract; and (b) negotiating or otherwise handling all disputes and issues that may arise in connection with such Non-Assigned Contract. Until consent to assignment of each Non-Assigned Contract is obtained, Buyer shall perform in accordance with the provisions of such Non-Assigned Contract. Buyer shall be entitled to retain all payments due from the other party or parties under the Non-Assigned Contracts. Without Buyer’s prior written consent, Seller shall not agree to any amendment, modification, extension, renewal, termination or other change in the terms of such Non-Assigned Contract, nor shall Seller exercise any of Seller’s rights under such Non-Assigned Contract.

(c)	Misdirected items. A Party receiving a communication, document, material or payment belonging to the other shall promptly forward it and remit money within ten (10) Business Days without unauthorized deduction. Seller shall promptly forward to Buyer material correspondence concerning Purchased Assets, including patent deadlines and regulatory or safety notices.

(d)	Books and Records. During the sixty (60) day period following Closing, if Buyer identifies specific books and records owned by Seller and exclusively related to the Exploitation of Ribaxamase that were not in the Data Room at Closing and if Buyer requests such books and records from Seller in writing during such sixty (60) day period, Seller shall use Commercially Reasonable Efforts to locate any such books and records that are owned and in the possession of Seller and, if Seller locates such requested books and records, Seller will upload such books and records to the Data Room and such books and records shall automatically without further action become Assigned Books and Records.

4.6 Protective License; Rights of Reference; Covenant Not to Sue

(a)	Protective license. At Closing, Seller hereby grants to Buyer a limited, non-exclusive, perpetual, irrevocable, worldwide, fully paid-up, royalty-free license, transferable with relevant Purchased Assets or Product rights and sublicensable through multiple tiers, to all Intellectual Property owned by Seller as of the Closing Date that is necessary or useful to the Exploitation of Ribaxamase but that is not included in the Transferred IP (“Non-Purchased IP”) for use solely to the extent necessary to manufacture, use, make, have made, import, export, register, obtain and maintain regulatory approvals for, market, distribute, sell, commercialize, and otherwise exploit any Product (the “Non-Exclusive License”).

(e)	Omitted Assets. Following the Closing Date, if the Parties determine that any assets or rights that constitute Purchased Assets should have been transferred to Buyer in accordance with this Agreement but were retained by Seller, then the Parties shall ensure that such assets and rights are promptly transferred to Buyer without additional consideration.

4.7 Regulatory Transition

The Parties shall execute and submit the notices, acceptances, reference authorizations and other documents required to transfer ownership and sponsorship of Product-specific Regulatory Filings and Approvals to Buyer or its qualified designee. Documents within a Party’s control shall be completed promptly and within ten (10) Business Days after Closing, or earlier if required by law, unless the Parties agree to another lawful timetable. Later regulatory effectiveness does not postpone Closing.

Until a regulatory transfer of a Regulatory Filing and Approval is legally effective, Seller shall continue its non-delegable duties at Buyer’s expense, and the Parties shall cooperate in a lawful interim arrangement. Seller shall not withdraw, inactivate, surrender or materially amend a filing without Buyer’s written consent, except as legally required; provided that if the reason for a delay in the transfer of a Regulatory Filing and Approval is due to any act or omission of Buyer, Seller shall not be required to maintain such Regulatory Filing or Approval for longer that six (6) months following Closing. The Parties shall identify operational regulatory and safety contacts in writing and promptly exchange information needed for mandatory safety reporting and continuity.

4.8 Data Privacy and Security

Each Party shall comply with Applicable Law governing personal data, health information, specimens and cross-border transfers. The Party shall cooperate to ensure that required safeguards and instruments are in place before restricted data are actually transferred. Where direct delivery is unlawful, Seller shall cooperate to obtain a lawful equivalent, access arrangement or consent; the restriction does not exclude otherwise Purchased Assets or release continuing transfer duties. Appropriate de-identification may be used without impairing required safety reporting or data integrity. Each Party shall promptly give legally required or reasonably necessary notice of material security incidents affecting transferred data in its custody and cooperate in containment and required notifications.

ARTICLE V. INDEMNIFICATION

5.1 Survival

Representations in Section 2.1, Section 2.2(a), Section 2.3(a), the first sentence of Section 2.11, Section 3.1 and Section 3.2 (the “Fundamental Representations”) survive until such date that is sixty (60) days after the expiration of the relevant statute of limitations. Section 2.11 survives until sixty (60) days after the applicable Tax assessment limitation period, including valid extensions. Other representations survive twelve (12) months after Closing. Notwithstanding the foregoing provisions of this Section 5.1, including the immediately preceding sentence, any covenant, representation, or warranty that is the subject of a claim for indemnification which is asserted pursuant to the terms hereof after the Closing and within the applicable survival period specified herein will survive until, but only for purposes of, the resolution of such claim. The covenants and agreements of the Buyer and the Seller that are required to be performed by any such Person after the Closing shall survive the Closing in accordance with their respective terms. For the avoidance of doubt, claims involving Fraud shall not be limited by any survival period herein.

5.2 Indemnities

(a)	Seller indemnity. Subject to this Article V, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and each of their respective directors, managers, officers, employees, successors, permitted assigns and Representatives (the “Buyer Indemnitees”) against Losses incurred or sustained by a Buyer Indemnitee to the extent arising from:

(i)	any breach by Seller of a representation contained in this Agreement or any Transaction Document;

(ii)	nonfulfillment of or any failure by Seller to perform any covenant or agreement made or undertaken by Seller in this Agreement or any of the Transaction Documents; or

(iii)	any Excluded Liability.

(b)	Buyer indemnity. Subject to this Article V, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and each of their respective directors, managers, officers, employees, successors, permitted assigns and Representatives (the “Seller Indemnitees”) against Losses incurred or sustained by a Seller Indemnitee to the extent arising from:

(i)	a breach by Buyer of any representation or warranty contained in this Agreement or any Transaction Document;

(ii)	any nonfulfillment of or any failure by Buyer to perform any covenant or agreement made or undertaken by Buyer in this Agreement or any of the Transaction Documents;

(iii)	any Assumed Liability; or

(iv)	the post-Closing Product Exploitation by or for Buyer or a Selling Party, excluding Losses attributable to Excluded Liabilities or Seller’s or a Transferring Affiliate’s breach, negligence or misconduct.

5.3 Claim Procedures

(a)	All indemnification claims in respect of any indemnitee seeking indemnity under Section 5.2(a) or Section 5.2(b) (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party shall promptly give the other Party (the “Indemnifying Party”) written notice of any Losses or the discovery of facts upon which such Indemnified Party intends to base a request for indemnification hereunder, describing the facts, contractual basis, and estimated Losses to the extent known (a “Claim Notice”). Together with the Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the claim. Delay in providing a Claim Notice releases liability only to the extent of actual material prejudice as a result thereof, subject to Section 5.1 survival periods.

(b)	The Indemnifying Party shall respond to a direct claim within thirty (30) days, stating acceptance or grounds of dispute. The Parties shall then seek resolution in good faith for thirty (30) days, without delaying urgent relief or a required filing. Silence is not an admission. Agreed or finally determined amounts are due within fifteen (15) Business Days, subject to permitted offset.

(c)	The Indemnifying Party may assume defense of a Third Party claim by giving written notice thereof to the Indemnified Party within thirty (30) Business Days after the Claim Notice, appointing competent counsel reasonably acceptable to the Indemnified Party.

(d)	The Indemnified Party may participate at its expense. The Parties shall cooperate and preserve evidence without waiving privilege, at the Indemnifying Party’s reasonable cost. If a permitted defense is not timely assumed or diligently maintained after reasonable notice and an opportunity to cure, the Indemnified Party may defend and recover reasonable indemnifiable costs.

(e)	Settlement requires the Indemnified Party’s written consent (such consent not to be unreasonably withheld or delayed) unless it fully and unconditionally releases all affected Indemnitees, is solely monetary and fully paid by the Indemnifying Party, admits no wrongdoing and restricts neither Purchased Assets nor an Indemnitee’s activities. An Indemnified Party seeking reimbursement may not settle without the other’s consent, such consent not to be unreasonably withheld or delayed, except a reasonable settlement after material failure to defend following notice. A rejected offer limits indemnity only if all those protections were met and consent was unreasonably withheld. Either Party may act immediately as reasonably needed for participant safety or legal compliance.

5.4 Subrogation

Upon making any payment to an Indemnitee in respect of any Losses under this Article V, including by final offset, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnitee and its Affiliates against any Third Party in respect of the Losses to which such payment relates. The Indemnified Party shall cooperate at the Indemnifying Party’s reasonable expense.

5.5 Offset

Buyer may offset amounts agreed in writing or finally determined under Section 6.3 as owed by Seller to a Buyer Indemnitee against amounts owed to the Seller under this Agreement other than the Upfront Payment. Buyer shall state the amount and basis, and the offset discharges that payment to the same extent. Assignees of Seller’s payment rights take subject to this Section and Buyer’s defenses.

Buyer may temporarily withhold a reasonable, good-faith estimate of an indemnity claim supported by a Claim Notice, not exceeding the payment otherwise due. Seller may dispute it by providing notice to Buyer within twenty (20) Business Days. Within fifteen (15) Business Days after the date of such notice of a dispute, Buyer shall either pay the disputed amount or deposit it with an independent regulated escrow agent reasonably acceptable to both Parties. Buyer shall commence arbitration within sixty (60) days after the dispute notice unless otherwise agreed, or the reserve shall be released. Neither Party shall unreasonably delay agent selection. Buyer bears ordinary escrow costs pending resolution, subject to the award. Proper withholding or escrow in accordance with this Section is not a payment default. Amounts and earnings shall be released as agreed or finally determined; a provisional reserve counts toward the Royalty Cap only when finally applied as an offset.

5.6 Insurance and Other Recoveries

Losses are reduced by insurance or Third Party recoveries actually received for the same Loss, net of reasonable recovery costs, deductibles and attributable premium increases, not hypothetical recoveries. The Indemnified Party shall use commercially reasonable efforts to seek available recovery where reasonable, but need not first exhaust insurance, litigate or prejudice a material commercial relationship. A later net recovery shall be reimbursed up to the indemnity already received, without double recovery.

5.7 Mitigation

The Indemnified Party shall use commercially reasonable efforts to mitigate, without unreasonable expense, material disruption or prejudice to safety or acquired rights. The Indemnifying Party must establish any failure and the resulting increase in Loss. Reasonable mitigation costs are indemnifiable. No Party must claim against an Affiliate or accept a materially adverse non-monetary remedy.

5.8 Limitations and Remedies

(a)	Deductible and Cap. Notwithstanding anything to the contrary contained in this Agreement or any Transaction Document, neither Party shall be liable for indemnification for indemnifiable Losses pursuant to Section 5.2(a)(i) or Section 5.2(b)(i) unless the aggregate amount of all indemnifiable Losses for such which such Party would be liable thereunder exceeds [***] (the “Deductible”), with no separate per-claim threshold and after which such Party shall be liable for the amount only in excess of the Deductible. The maximum cumulative liability of Seller under Section 5.2(a)(i) of this Agreement other than for breaches of Seller’s Fundamental Representations shall not exceed [***] (the “Cap”); provided, however, that (X) the Deductible and Cap shall not apply to limit any Party’s liability for indemnifiable Losses arising out of such Party’s Fraud, (Y) the Deductible and Cap shall not apply to limit a Party’s indemnification obligations for indemnifiable Losses pursuant to Section 5.2(a)(iii), Section 5.2(b)(iii), or Section 5.2(b)(iv), and (Z) the Deductible and Cap shall not apply to limit any Party’s liability for indemnifiable Losses arising out of such Party’s breach of a Fundamental Representation, but rather for any breach of a Fundamental Representation not due to the breaching Party’s Fraud, such Party’s aggregate Liability shall not exceed the aggregate Purchase Price actually paid to Seller hereunder.

(b)	Uncapped matters. The Deductible and caps do not apply to a Party’s liability for such Party’s Fraud or to such Party’s indemnification obligations for indemnifiable Losses pursuant to Section 5.2(a)(iii), Section 5.2(b)(iii), or Section 5.2(b)(iv). Liability for another Person’s Fraud requires attribution under Applicable Law. This paragraph does not increase or accelerate the Purchase Price expressly due under Section 1.5.

(c)	Loss measurement. Punitive, exemplary, remote or speculative damages are excluded, except amounts payable to a Third Party on an indemnifiable claim and recoverable Losses from Fraud or willful misconduct. Direct, foreseeable remediation, replacement, diminution-in-value or lost-profit damages are not excluded merely by their label if non-speculative. No valuation multiple presumes a Loss. Materiality qualifies whether a warranty is breached but is disregarded in calculating Losses from an established breach. No double recovery or deemed earning of contingent consideration is permitted.

(d)	Knowledge and diligence. An Indemnitee shall not be entitled to indemnification hereunder for a breach of any representation or warranty if (i) the matter was fairly disclosed with reasonable specificity in the Seller Disclosure Schedule, or (ii) such Indemnified Party learned of the facts constituting such breach prior to Closing and failed to provide written notice thereof to the Indemnifying Party prior to Closing.

(e)	Remedies. The indemnification obligations provided in this Article V are the sole and exclusive remedy of Buyer, Seller, or any Indemnitee for any Losses arising out of, resulting from, or incurred in connection with any claims related to the negotiation, execution deliver, performance or nonperformance of this Agreement or the other Transaction Documents; provided, however, that (i) this exclusive remedy shall not preclude a Party from bringing an action for specific performance or other equitable remedy to require a Party to perform its obligations under this Agreement or a Transaction Document, and (ii) no limitation set forth in this Agreement, including the limitations set forth in this Article V, shall limit any remedy that may be available to Buyer or Seller against any other Party on account of Fraud.

5.9 Tax Treatment of Indemnification Payments.

All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE VI. MISCELLANEOUS

6.1 Definitions

The following definitions apply throughout this Agreement. Other capitalized terms are defined where first used.

“Accounting Standards” means U.S. generally accepted accounting principles or International Financial Reporting Standards, as applicable to the relevant Selling Party, consistently applied. Changes required by those standards are permitted if not selectively used to reduce amounts payable under this Agreement.

“Action” means any action, suit, claim, litigation, arbitration, proceeding, investigation, audit, hearing or inquiry by or before a Governmental Authority or other tribunal.

“Affiliate” means, with respect to a Person, any Person directly or indirectly controlling, controlled by or under common control with that Person. “Control” means ownership or control of more than fifty percent (50%) of voting interests or the power to direct management and policies. An entity ceases to be an Affiliate when that control ceases; any transfer of Purchased Assets in connection with that cessation remains subject to Section 6.8.

“Applicable Law” means any applicable federal, provincial, state, local, foreign or supranational law, statute, ordinance, rule, regulation, binding order, judgment, decree or other legally enforceable governmental requirement, including applicable regulatory, privacy and data-protection requirements.

“Business Day” means a day other than Saturday, Sunday or a day on which commercial banks in New York, New York or Toronto, Ontario are required or authorized by law to close.

“Calendar Quarter” means each three-month period ending March 31, June 30, September 30 or December 31, with the first and last periods shortened as necessary. “Calendar Year” means a year beginning January 1 and ending December 31, with the first period after Closing shortened as necessary.

“CMC” means chemistry, manufacturing and controls.

“Commercially Reasonable Efforts” means reasonable good-faith efforts that Buyer would use for a product of similar development stage and commercial potential within its own business, assessed reasonably in light of Buyer’s resources and practices. Relevant factors include safety, efficacy, clinical results, scientific and technical feasibility, CMC and supply constraints, regulatory requirements and prospects, patent and regulatory protection, competition, market size, pricing and reimbursement, patient access, expected risk-adjusted profitability, development and commercialization costs (including contractual payments), available resources and financing, and portfolio priorities. Buyer may consider these factors as they evolve, but may not allocate resources or structure activities primarily to evade its express obligations to Seller.

“Confidential Information” means non-public technical, scientific, business, financial or other proprietary information of a Party or its Affiliates disclosed or made available in connection with the transaction, regardless of form, including the Transaction Documents, Know-How, data, materials and pre-Closing diligence information. It excludes information the receiving Party establishes by reasonable written evidence was lawfully known without restriction before disclosure, was lawfully received from a Third Party without a confidentiality duty, becomes public without breach, or is independently developed without use of the protected information. These exceptions are subject to Section 4.2(c) for information acquired by Buyer at Closing.

“Contract” means a legally binding written or oral contract, agreement, instrument, commitment or undertaking, including a license, research or clinical agreement, work order, quality or supply agreement, funding agreement, option, covenant not to sue or confidentiality agreement.

“Data Room” means the virtual data room entitled “SYN-004 (Ribaxamase) Product Diligence” hosted by Sharefile in connection with the transactions contemplated by this Agreement.

“EMA” means the European Medicines Agency or its successor.

“Existing Third-Party Rights” means only (i) Liens, encumbrances, contractual restrictions and other Third Party rights specifically identified in a complete Schedule to this Agreement and expressly accepted in writing by Buyer as permitted to survive Closing; (ii) statutory Liens for current Taxes that are not yet due and payable as of the Closing Date or which are being contested in good faith; and (iii) Liens imposed by Applicable Law (such as materialmen’s, mechanic’s, workmen’s, carrier’s and repairmen’s Liens).

“Exploit” means research, develop, make, have made, use, test, study, register, obtain approval for, package, label, store, transport, market, promote, offer for sale, sell, import, export, distribute, modify, improve or otherwise exploit; “Exploitation” has the corresponding meaning.

“FDA” means the United States Food and Drug Administration or its successor.

“First Commercial Sale” means the first arm’s-length sale by a Selling Party of a Product to an independent Third Party end user or distributor for commercial use, after obtaining any Regulatory Approval required for that sale, excluding clinical, compassionate-use, evaluation and sample supplies not intended as ordinary commercial sales.

“Fraud” means an actual and intentional misrepresentation in any representation or warranty made by such Party herein with knowledge of its falsity and made to induce the other Party to enter into the transactions contemplated by this Agreement. Fraud does not include constructive or equitable fraud, negligent misrepresentation or a theory based solely on negligence.

“GMP” means applicable current good manufacturing practices under Applicable Law.

“Governmental Authority” means any national, state, provincial, local, foreign or supranational government or regulatory authority, court, agency, department, commission, official or other body exercising governmental powers.

“IND” means an investigational new drug application or equivalent authorization or submission necessary to conduct a human clinical study, and its amendments, supplements and related records.

“Intellectual Property Rights” means patents and patent applications; rights in inventions; Trademarks; copyrights, database rights and rights in software and documentation; trade secrets and Know-How; and other intellectual property or proprietary rights, including rights to apply for, register, renew, enforce and recover for violation of those rights worldwide.

“Know-How” means research, technical, scientific, manufacturing, regulatory and other proprietary information, including discoveries, inventions, methods, protocols, assays, specifications, formulas, sequences, materials, processes, techniques, trade secrets, operating procedures, databases, data, results, reports, skills and experience, whether or not patentable or reduced to a particular medium.

“Knowledge” means, for Seller, the actual knowledge of the persons identified in Section 6.1 of the Seller Disclosure Schedule. For Buyer, Knowledge means the actual knowledge of its executive officers after reasonable inquiry of the employees responsible for the relevant transaction matter.

“Liability” means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including under Applicable Law, a Contract or an Action.

“License Consideration” has the meaning and scope specified in Section 1.5(f).

“Lien” means a mortgage, pledge, charge, hypothecation, security interest, lien, encumbrance, adverse ownership claim or other restriction on title, transfer or use, but not including the terms of any Assumed Contract.

“Losses” means actual losses, damages, Liabilities, judgments, settlements, interest, penalties, reasonable costs of investigation, defense, remediation and enforcement, and reasonable fees and expenses of counsel, accountants and other professional advisors, subject to Section 5.8.

“Net Sales” means the gross amounts invoiced by the Selling Parties for sales or other commercial dispositions of Products to independent Third Parties, less the following deductions to the extent actually allowed, incurred or accrued in accordance with Accounting Standards, specifically attributable to those sales, customary, consistently applied and not otherwise deducted: trade, quantity and cash discounts; rebates, chargebacks and mandatory or negotiated payments to payors, purchasing organizations and governmental programs; credits or allowances for returns, recalls, rejections, damaged or expired goods, billing errors and retroactive price adjustments; separately identified freight, shipping, insurance, handling and customs charges on outbound delivery; sales, use, value-added, excise and similar transaction Taxes, excluding income Taxes; customary distribution and wholesaler fees for services directly relating to the sale; and bad debts actually written off, with subsequent recoveries added back. Deductions may be estimated reasonably when accrued and shall be reconciled to actual amounts in subsequent reports. General overhead, research and development expenditure, manufacturing cost, intercompany profit, income Taxes, and royalties or other intellectual-property payments are not deductions.

Transfers between Selling Parties are disregarded unless the transferee is the end user; the first subsequent arm’s-length sale to an independent Third Party is counted, once only. Sales to independent distributors are counted at the Selling Party’s invoiced amount unless the distributor is itself a Selling Party and its subsequent sale is reported instead, without duplication. A sale by a licensee is measured by that licensee’s Product sales, not merely the royalty received by Buyer. Bona fide free samples, non-commercial clinical or preclinical supplies, donations and compassionate-use supplies without commercial revenue are excluded; commercially priced supplies are not excluded merely by their label. A non-arm’s-length transfer to an end user or non-cash commercial exchange is included at the reasonable arm’s-length value of the Product consideration, without counting non-revenue research material transfers. Net Sales include revenue from a Product that is a service, measured under the same principles.

Where a Product is sold in a combination, co-pack, bundle or co-administration arrangement with another distinct active ingredient, product or service that does not use or embody a Purchased Asset in its own right, the attributable Net Sales shall be the total net selling price multiplied by A/(A+B), where A is the applicable separate arm’s-length selling price of the Product component and B is the aggregate corresponding price of the other components in the relevant market and period. If reliable separate prices are unavailable, Buyer shall use a reasonable, documented allocation based on relative fair values, consistently applied. This allocation avoids charging the full value of independently supplied companion products or services, does not remove the underlying Product from the agreed definition, and may not be used to shift Product value artificially to another component. A receipt constituting License Consideration under Section 1.5(f) is not also included in Net Sales.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, Governmental Authority or other legal entity.

“Product” or “Products” means each of the oral β-lactamase product known as SYN-004 (ribaxamase), its reformulation known as SYN-007, and the carbapenemase product known as SYN-006, including in each case its active moiety and all forms, compositions, sequences, fragments, salts, esters, isomers, stereoisomers, metabolites, polymorphs, hydrates, solvates, prodrugs, conjugates, formulations, dosage forms and methods of administration; all derivatives, analogs, modifications, improvements and next-generation compounds or products derived from, based on, incorporating or using any of the foregoing; and any product or service that contains, incorporates, is conjugated or tethered to, is co-administered with, or is covered by or uses any Transferred Asset. This definition governs contingent consideration and diligence; it does not expand the transferred ownership perimeter beyond the definition of Purchased Assets.

“Purchased IP” means (i) all Transferred Patents, and (ii) all other Intellectual Property Rights owned by Seller at Closing and exclusively related to the Exploitation of Ribaxamase, including, to the extent exclusively related to the Exploitation of Ribaxamase, Know-How, data rights, and associated goodwill. Rights licensed from a Third-Party pass only under an expressly assigned Assumed Contract.

“Regulatory Approval” means an approval, authorization or registration granted by the competent Governmental Authority permitting commercial marketing of a Product for an indication, including an approved new drug application, biologics license application, marketing authorization application or equivalent. It does not require separate pricing or reimbursement approval.

“Regulatory Filings and Approvals” means all permits, certifications, regulatory applications, INDs, new drug and biologics applications, marketing authorization applications, approvals, registrations, clinical trial authorizations, drug master files to the extent owned or assignable, reference rights, and other similar rights or privileges of any nature, in each case (i) granted, issued, approved, or allowed by any Governmental Authority, (ii) owned and used or held for use by Seller exclusively with respect to the Exploitation of Ribaxamase, and (iii) transferable under Applicable Law.

“Representatives” means a Person’s directors, officers, employees, agents, contractors, legal counsel, accountants and other professional advisors.

“Selling Parties” means Buyer and its Affiliates and any assignee, transferee, licensee, sublicensee or commercialization partner that directly or indirectly Exploits a Product under or through rights acquired from Buyer in a Product or Purchased Asset. A Third Party providing services only, without commercialization rights, is not a Selling Party solely because it is a contractor.

“Tax” means any tax, levy, duty, assessment or governmental charge of any kind, including related interest, penalties and additions. “Tax Return” means any return, report, statement, election, claim for refund or other filing relating to Taxes, including amendments.

“Third Party” means a Person other than Buyer, Seller or their respective Affiliates, except where the context expressly requires inclusion of a successor or other Selling Party.

“Trademarks” means trademarks, service marks, trade names, trade dress, logos, domain names and similar identifiers, together with registrations, applications, renewals and associated goodwill.

“Transaction Documents” means this Agreement, its Schedules and Exhibits, the Bill of Sale, Assignment and Assumption Agreement, patent and other intellectual-property assignments, regulatory transfer instruments and other ancillary instruments executed pursuant to this Agreement.

“Transfer Taxes” means transfer, documentary, sales, use, stamp, registration, value-added, goods and services, harmonized sales, recording and similar Taxes and fees (including any penalties and interest) arising from the transfer of the Purchased Assets and incurred in connection with this Agreement and the other Transaction Documents, but not income or gains Taxes.

“Transferred Patents” means all patents and patent applications, and all of Seller’s ownership interests therein, owned as of Closing and set forth on Schedule 1.1(a).

6.2 Notices

Notices shall be in writing and delivered personally, by recognized overnight courier or by email to the addresses below or a replacement notified under this Section. Notice is effective on receipt. Email is received when sent without a failure or undeliverable response; email received after 5:00 p.m. at the recipient’s location or on a non-Business Day takes effect the next Business Day. A notice commencing arbitration or asserting a material breach must also be sent by courier or acknowledged by the recipient, without acknowledgment of its merits. Requests and updates under Section 4.3(c) require email only.

If to Buyer:

Biossil Labs Inc.
35 Mariner Terrace, Unit 3309

Toronto, Ontario, Canada

M5V 3V9
Attention: Anthony Mouchantaf, Chief Executive Officer
Email: [***]

If to Seller:

Theriva Biologics, Inc.
9605 Medical Center Drive, Suite 270

Rockville, Md 20850

Attention: Steven Shallcross, CEO
Email: [***]

With a copy to counsel (not notice):

Blank Rome LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Leslie Marlow, Esq.

6.3 Governing Law; Arbitration; Equitable Relief

(a)	New York substantive law governs this Agreement and related disputes, without conflict-of-laws rules requiring another jurisdiction’s law. Arbitration is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(b)	Disputes shall be finally resolved by confidential arbitration under the then-current Commercial Arbitration Rules of the American Arbitration Association, seated in New York, New York, in English, before one independent arbitrator experienced in commercial or life-sciences transactions. The arbitrator shall issue a reasoned award and may grant relief consistent with this Agreement and Applicable Law, but may not change the economics or create a reversion or license-back. Discovery shall be proportionate and protect confidential and privileged information. The award is final subject to review permitted by the Federal Arbitration Act.

(c)	A Party may seek temporary or conservatory relief from a competent court or emergency arbitrator without waiving arbitration. For court proceedings at the seat, each Party submits to state and federal courts in New York County and waives venue and forum non conveniens objections. Relief may also be enforced elsewhere against relevant assets, subject to Section 4.6 protections.

(d)	Awards may be recognized and enforced in any competent court under the Federal Arbitration Act and, where applicable, the New York Convention and 9 U.S.C. § 201 et seq. Each Party consents to jurisdiction and waives forum non conveniens objections for enforcement. The arbitrator may allocate costs and reasonable legal fees by outcome and conduct; otherwise each bears its legal fees and half the administrative and tribunal fees. Confidentiality does not prevent necessary compliance, advice or enforcement disclosures.

6.4 Counterparts; Electronic Signatures

Transaction Documents may be signed in counterparts and by electronic signature or transmission, with the effect of originals to the extent permitted by law. A reasonably requested original or locally compliant instrument shall be provided where needed for recordation; later delivery does not postpone Closing or an already effective transfer.

6.5 Entire Agreement

This Agreement, its Schedules and Exhibits and the other Transaction Documents are the entire agreement between Buyer and Seller concerning this transaction and supersede their prior discussions and understandings on that subject.

This Agreement controls a conflict with an ancillary transfer instrument as between Buyer and Seller, without overriding an independent Third Party’s rights under an instrument it signed.

6.6 Amendments and Waivers

Amendments must be in writing signed by Buyer and Seller and any additional signatory whose own rights or obligations are adversely affected. A waiver must be express, written and signed by the granting Party. Delay, partial exercise or a course of dealing does not waive a right, and a waiver in one instance is not continuing.

6.7 Binding Effect; Beneficiaries

This Agreement binds and benefits the Parties and permitted successors and assigns. Only Indemnitees under Article V, acting through the relevant Party have intended Third Party rights. Deferred consideration gives Seller no ownership in Buyer, a Product or Purchased Assets.

6.8 Assignment; Change of Control

(a)	The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that this Agreement may not be assigned by Buyer without the prior written consent of Seller, except that Buyer may assign this Agreement, in whole or in part, and may transfer all or any portion of the Purchased Assets, without Seller’s consent, (i) to any Affiliate of Buyer, or (ii) in connection with any sale, transfer, merger, reorganization, change of control or other transaction involving all or any material portion of the business or assets of Buyer to which the Purchased Assets relate, provided that the applicable assignee or transferee assumes in writing the obligations under this Agreement applicable to the rights or assets so assigned or transferred. No such assignment or transfer shall relieve Buyer of any obligations accrued prior to such assignment or transfer. For the avoidance of doubt, (i) any assignment or transfer permitted under this Section 6.8 shall not, solely by reason of such assignment or transfer, constitute the grant of a license or sublicense for purposes of Section 1.5(f), and (ii) any consideration received in connection with such assignment or transfer shall not constitute License Consideration unless and solely to the extent such consideration is specifically attributable to the grant of a license or sublicense of the Purchased Assets.

(b)	Notwithstanding anything in this Section 6.8 to the contrary, no assignment of the Purchased Assets may be made by Buyer to any Person unless such Person assumes the obligations under this Agreement applicable to the rights or assets so assigned or transferred.

(c)	An assignment does not accelerate consideration, reset thresholds or the Royalty Cap, increase payments merely because of the assignment, restrict Buyer’s defenses or give Seller consent rights over Buyer’s financing or corporate transactions.

6.9 Interpretation

Article, Section, Schedule and Exhibit references are to this Agreement unless stated otherwise. “Including” is not limiting; singular includes plural; “or” is not necessarily exclusive; and a Person includes permitted successors and assigns. References to Contracts include disclosed amendments but do not make Buyer assume an undisclosed amendment or an unauthorized post-Closing change. References to law include applicable amendments and successors. Headings do not affect interpretation, and no presumption applies against a drafter.

“Paid” includes properly remitted withholding and final offsets as expressly provided, not an unpaid accrual or provisional reserve. Days are calendar days unless otherwise stated; deadlines falling on a non-Business Day extend to the next Business Day, except mandatory legal deadlines.

6.10 Severability

An invalid or unenforceable provision shall be limited or severed to the lawful extent without impairing the remainder, unless that would defeat a material transaction purpose. The Parties shall seek a valid replacement reflecting the original intent and allocation of value, without automatically increasing Buyer’s payments or granting retained asset rights.

6.11 Expenses

Each Party bears its own transaction and advisory expenses except as expressly allocated here.

6.12 Force Majeure

A Party is not liable for delay of a non-monetary duty caused by an event beyond its reasonable control that it could not reasonably prevent or overcome. It shall promptly notify the other, use commercially reasonable efforts to mitigate and resume performance, and keep the other informed. Relief lasts only while and to the extent performance is prevented. Lack of funds, reduced profitability, market changes or an ordinary contractor failure do not qualify. This does not excuse accrued undisputed payments, non-delegable safety duties, reasonable protection of confidential information and records, or prior liability, and creates no asset reversion. Scientific or regulatory developments affecting diligence are assessed under Section 4.4.

SIGNATURE PAGE

The Parties have executed this Agreement through their authorized representatives as of the Effective Date.

SELLER		BUYER

THERIVA BIOLOGICS, INC.		BIOSSIL LABS INC.

By:	/s/ Steven A. Shallcross	By:	/s/ Anthony Mouchantaf

Name: Steven A. Shallcross		Name: Anthony Mouchantaf

Title: Chief Executive Officer		Title: Chief Executive Officer

Date signed:	October 30, 2026	Date signed:	October 30, 2026

[Signature Page to Asset Purchase and Sale Agreement]